Exhibit 99.1

NAPCO Announces Fourth Quarter and Fiscal 2021 Results

-4th Quarter Sales Increase 54% to a Record $35.4 Million-

-4th Quarter Recurring Service Revenues Increase 43% to $9.5 Million With a Gross Margin of 87%-

-Net Income for the Year Increases 75% to a Record $14.9 Million–

-Earnings Per Share for the Year Increases 76% to $0.81-

-Adjusted EBITDA* for the Year Increases 32% to $19.5 Million or $1.06 Per Share-

-Cash From Operating Activities for the Year Increases 123% to $23.0 Million-

AMITYVILLE, N.Y., September 13, 2021 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2021.

Financial Highlights:

●	Net sales for the quarter increased 54% to a fourth quarter record of $35.4 million as compared to $23.0 million for the same period last year in which net sales were more severely impacted by the COVID pandemic. Net sales for the fiscal year increased 13% to a record $114.0 million as compared to $101.4 million last year.
●	Recurring service revenue for the quarter increased 43% to $9.5 million as compared to $6.7 million for the same period last year. Recurring service revenue for the fiscal year increased 41% to $33.9 million as compared to $24.0 million for the same period last year. Recurring service revenue now has a prospective annual run rate of $40.1 million based on July 2021 recurring revenues.
●	Gross margin for recurring service revenue for the quarter was 87% as compared to 83% for the same period last year and for the fiscal year had a gross margin of 86% compared to 82% for the same period a year ago.
●	Net income for the quarter was a fourth quarter record of $5.0 million, as compared to a net loss of $1.9 million for the same period a year ago which was more negatively impacted by the COVID pandemic. Net income for the fiscal year increased 75% to a record $14.9 million as compared to $8.5 million a year ago.
●	Earnings per share (diluted) for the quarter was $0.27 as compared to a loss per share of $0.10 for the same period a year ago. Earnings per share (diluted) for the fiscal year increased 76% to $0.81 as compared to $0.46 a year ago.
●	Adjusted EBITDA* for the quarter increased 344% to $6.6 million as compared to $1.5 million for the same period a year ago. Adjusted EBITDA* for the fiscal year increased 32% to $19.5 million as compared to Adjusted EBITDA* of $14.7 million last year.
●	Adjusted EBITDA* per share (diluted) for the quarter increased 350% to $0.36 as compared to $0.08 for the same period a year ago. Adjusted EBITDA* per share (diluted) for the fiscal year increased 33% to $1.06 as compared to $0.80 a year ago.
●	Cash and cash equivalents and marketable securities were $40.2 million at June 30, 2021 as compared to $18.2 million at June 30, 2020.
●	Cash Provided by Operating Activities for the quarter increased 78% to $6.6 million as compared to $3.7 million last year. Cash Provided by Operating Activities for the fiscal year increased 123% to $23.0 million as compared to $10.3 million last year.

Richard Soloway, Chairman and President, commented, "NAPCO delivered an outstanding, record-setting performance in Q4 as we generated the highest sales and net income, for a Q4 and a full fiscal year, in our Company’s history. Our recurring service revenues have remained very strong, achieving 43% growth for the fourth quarter as compared to the same period a year ago and have a prospective annual run rate of $40.1 million based on July 2021 recurring revenues. Gross margin for recurring service revenue continues to get stronger, increasing to 87% for the quarter, which compared to 83% for the same period last year. The robust growth in recurring service revenue and the associated gross margin as well as sales of the Starlink radios (which generate the recurring service revenues) continues to be primarily attributable to our commercial intrusion and fire alarm business, which was not significantly affected by COVID-19 as commercial buildings must be kept secure. Additionally, the commercial fire alarm business is a "mandated, non-discretionary business" which means, in order to receive a certificate of occupancy for a building, a fire alarm system is mandatory and must always function in compliance with fire codes. Because of the essential nature and high profitability of this sector, the commercial fire alarm business continues to be one of the key areas on which we focus our resources.

The strong performance of our 4th quarter and fiscal year was accomplished despite a continuation of the challenging global logistics and supply chain environments. NAPCO remains focused on aggressively managing these logistical challenges to ensure that we remain well positioned to meet the needs of our customers. Our balance sheet continues to be very strong, with cash and cash equivalents and marketable securities increasing to $40.2 million at June 30, 2021, and cash from operating activities for the fiscal year increasing 123% to $23.0 million. In addition, we continued our efforts to effectively and strategically reduce inventory levels and finished the fiscal year with a $9.3 million reduction in inventory.

With school security a paramount concern to many municipalities, our fully integrated technologies for the school security market continues to remain a top priority especially given the healthy margins those products generate. During, the COVID-19 pandemic we have experienced postponements of planned security upgrades but did not suffer a significant number of cancellations. With schools starting to re- open, we expect to see an uptick in activity in this sector.

School security products typically generate strong gross margins and the delay of these projects impacted our gross margins throughout fiscal 2021. The increase in sales of our Starlink radios (the hardware), which generate lower gross margins, also impacted our gross margins throughout fiscal 2021, but also lead to the very profitable recurring service revenue. With the aforementioned strong radio sales combined with delays in school security projects, what we saw in the 4th quarter as well as the full fiscal year, was a shift in product mix, with recurring revenue now representing 30% of total revenue as compared to 24% last year and door locking devices representing 38% of total revenue as compared to 45% last year. While this product mix shift, as well as the lower overhead absorption rate resulting from the previously mentioned reduction of inventories, resulted in lower hardware margins, the overall gross margin in Q4 increased to 43% vs. 35% last year and for the full fiscal year increased to 44% vs. 43% last year.

Fiscal 2021 saw the introduction of Air Access®, our new cellular, cloud-hosted access control product line. These products will allow access control integrators and locking professionals to build a recurring revenue business for themselves just like our burglar and fire alarm dealers do. While still in the very early stages, we expect this product line to provide the Company the opportunity to generate recurring service revenue from each of our divisions: alarms & connectivity, locking and access control."

Mr. Soloway concluded, "Our record-setting revenue and profitability in Q4 and fiscal 2021, along with continued strong recurring revenue margins, gives us tremendous momentum as we head into fiscal 2022. I am proud of how the NAPCO team responded to the challenges brought on by COVID-19 and of our resiliency and ability to execute even during difficult and uncertain times. We are excited for the future prospects for growth as our Company continues its efforts to expand our recurring revenue product offerings into all of our product lines. We remain focused on generating strong revenue growth as well as increased profitability. As we look to fiscal 2022 and beyond, NAPCO is well positioned for long-term growth and profitability expansion."

Financial Results

Net sales for the quarter increased 54% to a fourth quarter record of $35.4 million, as compared to $23.0 million for the same period one year ago. Net sales for the fiscal year ended June 30, 2021 increased 13% to a record $114 million, as compared to $101.4 million for the same period a year ago. Research and development costs for the quarter were $1.9 million or 5% of sales as compared to $1.9 million or 8% of sales for the same quarter a year ago. Research and development costs for the fiscal year ended June 30, 2021 increased 5% to $7.6 million or 7% of sales as compared to $7.3 million or 7% of sales last year. Selling, general and administrative expenses for the quarter increased 41% to $7.2 million or 20% of sales, as compared to $5.1 million, or 22% of sales for the same period last year. Selling, general and administrative expenses for the fiscal year ended June 30, 2021 increased 6% to $25.2 million, or 22% of sales, as compared to $23.7 million, or 23% of sales for the same period last year. Operating income for the quarter was $6.0 million as compared to an operating loss of $835,000 for the same period last year. Operating income for the fiscal year ended June 30, 2021increased 60% to $17.3 million as compared to $10.8 million for the same period a year ago. Net income for the quarter was a fourth quarter record of $5.0 million, or $0.27 per diluted share, as compared to a net loss of $1.9 million, or a loss of $0.10 per diluted share for the same period last year. Net income for the fiscal year ended June 30, 2021 increased 75% to $14.9 million, or $0.81 per diluted share, as compared to $8.5 million, or $0.46 per diluted share, for the same period last year.

Adjusted EBITDA* for the quarter increased 344% to $6.6 million, or $0.36 per diluted share, as compared to $1.5 million, or $0.08 per diluted share for the same period last year. Adjusted EBITDA* for the fiscal year ended June 30, 2021 increased 32% to $19.5 million or $1.06 per diluted share, as compared to $14.7 million, or $0.80 per diluted share for the same period last year.

Balance Sheet Summary

At June 30, 2021, the Company had $40.2 million in cash and cash equivalents and marketable securities as compared to $18.2 million as of June 30, 2020. Working capital (defined as current assets less current liabilities) was $75.8 million at June 30, 2021 as compared with working capital of $61.0 million at June 30, 2020. Current ratio (defined as current assets divided by current liabilities) was 4.8:1 at June 30, 2021, and 4.5:1 at June 30, 2020.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, September 13,2021. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on September 13, 2021, and ending on September 20, 2021 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13722862.

In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; the growth of recurring service revenue and annual run rate; the introduction of new access control and locking products; the opportunities for fire alarm products; and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income and Adjusted EBITDA. We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	June 30, 2021	June 30, 2020
CURRENT ASSETS	(in thousands, except share data)
Cash and cash equivalents	$ 34,806	$ 18,248
Marketable securities	5,413	-
Accounts receivable, net of allowance for doubtful accounts of $226 and $326 at June 30, 2021 and 2020, respectively, and other reserves	28,081	22,932
Inventories, net	25,278	35,231
Prepaid expenses and other current assets	2,408	2,049
Total Current Assets	95,986	78,460
Inventories - non-current, net	7,164	6,524
Property, plant and equipment, net	7,836	8,088
Intangible assets, net	4,691	5,116
Operating lease asset	7,373	7,395
Other assets	243	255
TOTAL ASSETS	$ 123,293	$ 105,838

CURRENT LIABILITIES
Accounts payable	$ 6,095	$ 6,547
Accrued expenses	6,582	5,744
Accrued salaries and wages	3,478	2,181
Current portion of long-term debt	2,386	1,794
Accrued income taxes	1,635	1,148
Total Current Liabilities	20,176	17,414
Long term debt	1,518	2,110
Deferred income taxes	347	112
Accrued income taxes	925	1,188
Long term operating lease liabilities	7,090	7,113
Total Liabilities	30,056	27,937
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 21,244,799 shares issued; and 18,351,084 shares outstanding	212	212
Additional paid-in capital	18,201	17,766
Retained earnings	94,345	79,444
Less: Treasury stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS' EQUITY	93,237	77,901
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 123,293	$ 105,838

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended June 30,
	2021	2020
Net sales:	(in thousands, except for share and per share data)
Equipment revenues	$ 25,882	$ 16,341
Service revenues	9,547	6,665
	35,429	23,006
Cost of sales:
Equipment related expenses	19,018	13,909
Service related expenses	1,265	1,106
	20,283	15,015

Gross Profit	15,146	7,991
Research and development	1,945	1,870
Selling, general, and administrative expenses	7,217	5,104
Impairment of intangible asset	-	1,852
	9,162	8,826
Operating Income (Loss)	5,984	(835)
Other (income) expense:
Interest (income) expense, net	(48)	6
Income (Loss) before Provision for Income Taxes	6,032	(841)
Provision for Income Taxes	1,007	1,059
Net Income (Loss)	$ 5,025	$ (1,900)

Income (loss) per share:
Basic	$ 0.27	$ (0.10)
Diluted	$ 0.27	$ (0.10)

Weighted average number of shares outstanding:
Basic	18,349,000	18,341,000
Diluted	18,420,000	18,341,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year ended June 30,
	2021	2020
Net sales:	(in thousands, except for share and per share data)
Equipment revenues	$ 80,131	$ 77,314
Service revenues	33,904	24,045
	114,035	101,359
Cost of sales:
Equipment related expenses	58,998	53,434
Service related expenses	4,886	4,333
	63,884	57,767

Gross Profit	50,151	43,592
Research and development	7,620	7,257
Selling, general, and administrative expenses	25,196	23,670
Impairment of intangible asset	-	1,852
	32,816	32,779
Operating Income	17,335	10,813
Other expense:
Interest expense, net	5	9
Income before Provision for Income Taxes	17,330	10,804
Provision for Income Taxes	2,429	2,284
Net Income	$ 14,901	$ 8,520

Income per share:
Basic	$ 0.81	$ 0.46
Diluted	$ 0.81	$ 0.46

Weighted average number of shares outstanding:
Basic	18,348,000	18,444,000
Diluted	18,404,000	18,493,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year ended June 30,
	2021	2020
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 14,901	$ 8,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,696	1,495
Impairment of intangibles	-	1,852
Unrealized loss on marketable securities	9	-
(Recovery of) doubtful accounts	(100)	238
Change to inventory obsolescence reserve	519	(124)
Deferred income taxes	235	40
Stock based compensation expense	435	583
Changes in operating assets and liabilities:
Accounts receivable	(5,049)	2,800
Inventories	8,794	(6,793)
Prepaid expenses and other current assets	(359)	(168)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	1,906	1,862
Net Cash Provided by Operating Activities	22,987	10,305
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(1,007)	(1,615)
Purchases of marketable securities	(5,422)	-
Net Cash Used in Investing Activities	(6,429)	(1,615)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	-	3,904
Proceeds from stock option exercises	-	80
Cash paid for purchase of treasury stock	-	(2,454)
Net Cash Provided by Financing Activities	-	1,530
Net Change in Cash and Cash Equivalents	16,558	10,220
CASH AND CASH EQUIVALENTS - Beginning	18,248	8,028
CASH AND CASH EQUIVALENTS - Ending	$ 34,806	$ 18,248
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$ 18	$ 29
Income taxes paid	$ 1,970	$ 749

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)
	3 months ended June 30,		12 months ended June 30,
	2021	2020	2021	2020
Net income (GAAP)	$ 5,025	$ (1,900)	$ 14,901	$ 8,520
Add back provision for income taxes	1,007	1,059	2,429	2,284
Add back interest (income) expense, net	(48)	6	5	9
Operating Income (GAAP)	5,984	(835)	17,335	10,813
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	106	66	425	264
Add back stock-based compensation expense	163	85	435	583
Add back impairment of Goodwill and Other intangibles	-	1,852	-	1,852
Adjusted non-GAAP operating income	6,253	1,168	18,195	13,512
Add back depreciation and other amortization	323	312	1,271	1,232
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$ 6,576	$ 1,480	$ 19,466	$ 14,744

Adjusted EBITDA* per Diluted Share	$ 0.36	$ 0.08	$ 1.06	$ 0.80
Weighted average number of Diluted Shares outstanding	18,420,000	18,375,000	18,404,000	18,493,000

Contacts:
Patrick McKillop
Director of Investor Relations
NAPCO Security Technologies, Inc.
OP: 800-645-9445 x 374
CP: 516-404-3597
pmckillop@napcosecurity.com